Exhibit 99.1


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page

Report of Independent Accountants........................................      2

Consolidated Statements of Operations for the
years ended March 31, 1997, 1996 and 1995................................      3

Consolidated Balance Sheets as of March 31, 1997
and 1996.................................................................      4

Consolidated Statements of Cash Flows for the
years ended March 31, 1997, 1996 and 1995................................      5

Consolidated Statements of Changes in
Shareholders' Equity for the years ended
March 31, 1997, 1996 and 1995............................................      6

Notes to Consolidated Financial Statements...............................      7

                      [Letterhead of Price Waterhouse LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS


May 21, 1997

To the Board of Directors and Shareholders of Tommy Hilfiger Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Tommy Hilfiger Corporation and its subsidiaries (the "Company") at March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

                           TOMMY HILFIGER CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             For The Fiscal Year Ended March 31,
                                             -----------------------------------

                                                     1997       1996       1995
                                                 --------   --------   --------

Net revenue ...................................  $661,688   $478,131   $320,985
Cost of goods sold ............................   344,884    258,419    174,584
                                                 --------   --------   --------

Gross profit ..................................   316,804    219,712    146,401

Selling, general and administrative expenses ..   190,976    132,270     85,954
                                                 --------   --------   --------

Income from operations ........................   125,828     87,442     60,447

Interest expense ..............................       761        754        207
Investment income .............................     6,181      5,712      3,217
                                                 --------   --------   --------

Income before income taxes ....................   131,248     92,400     63,457

Provision for income taxes ....................    44,866     30,900     22,742
                                                 --------   --------   --------

Net income ....................................  $ 86,382   $ 61,500   $ 40,715
                                                 ========   ========   ========

Earnings per share

Basic..........................................  $   2.33   $   1.72   $   1.16
                                                 ========   ========   ========
Weighted average shares outstanding............    37,059     35,767     34,963
                                                 ========   ========   ========
Diluted........................................  $   2.28   $   1.65   $   1.12
                                                 ========   ========   ========
Weighted average shares and share equivalents
outstanding....................................    37,885     37,241     36,346
                                                 ========   ========   ========




          See accompanying Notes to Consolidated Financial Statements.

                           TOMMY HILFIGER CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               As of March 31,
                                                              ------------------

                                                              1997         1996
                                                              ----         ----
ASSETS
Current assets
     Cash and cash equivalents............................. $109,908    $127,743
     Accounts receivable...................................   79,984      68,402
     Inventories...........................................  123,847      81,428
     Other current assets..................................   18,614      13,484
                                                              ------      ------

              Total current assets.........................  332,353     291,057

Property and equipment, at cost, less accumulated
     depreciation and amortization.........................  121,540      57,845
Other assets...............................................    9,192       9,720
                                                               -----      ------

              Total Assets................................. $463,085    $358,622
                                                            ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Short-term borrowings.................................   $5,980     $13,755
     Accounts payable......................................    5,996       9,454
     Accrued expenses and other current liabilities........   49,710      29,409
                                                              ------      ------

              Total current liabilities....................   61,686      52,618

Other liabilities..........................................    2,425       2,877
Long-term debt.............................................    1,510       1,789

Shareholders' equity
     Preference Shares, $0.01 par value-shares
         authorized 5,000,000; none issued.................       --          --
     Ordinary Shares, $0.01 par value-shares
         authorized 50,000,000; issued and
         outstanding 37,249,529 and 36,879,924,
         respectively......................................      372         369
     Capital in excess of par value........................  165,032     155,294
     Retained earnings.....................................  232,015     145,633
     Cumulative translation adjustment.....................       45          42
                                                            --------    --------

             Total shareholders' equity....................  397,464     301,338

Commitments and contingencies                                _______     _______

             Total Liabilities and Shareholders' Equity.... $463,085    $358,622
                                                            ========    ========

          See accompanying Notes to Consolidated Financial Statements.

                           TOMMY HILFIGER CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                              For The Fiscal Year Ended March 31,
                                                              -----------------------------------

                                                                1997       1996      1995
                                                                ----       ----      ----

Cash flows from operating activities
   Net income                                                 $86,382    $61,500    $40,715
   Adjustments to reconcile net income to net
     cash provided by operating activities
         Depreciation and amortization.....................    20,842     13,439      9,308
         Deferred income taxes.............................    (4,428)    (6,287)      (845)
         Stock compensation expense........................        --         60        140
         Realized and unrealized losses on investments.....        --         --        473
         Equity in loss (gain) of equity investee..........        --        143        (61)
         Changes in operating assets and liabilities
         (Increase) decrease in assets
              Accounts receivable..........................   (11,582)   (17,917)    (4,413)
              Inventories..................................   (42,419)   (29,419)   (17,195)
              Other assets.................................      (751)    (5,805)       814
         Increase (decrease) in liabilities
              Accounts payable.............................    (3,458)     7,356      2,870
              Accrued expenses and other liabilities.......    19,849     16,589     (4,009)
                                                               ------     ------     ------

     Net cash provided by operating activities.............    64,435     39,659     27,797
                                                               ------     ------     ------

Cash flows from investing activities
   Purchases of property and equipment.....................   (83,960)   (28,694)   (20,042)
   Purchases of investments................................        --   (101,138)  (134,360)
   Maturities and sales of investments.....................        --    151,352    114,876
   Other...................................................        --         --        277
                                                              --------   -------   --------

     Net cash (used in) provided by investing activities...   (83,960)    21,520    (39,249)
                                                              -------     ------    -------

Cash flows from financing activities
   Proceeds from the exercise of employee stock options....     3,929     13,027      5,115
   Tax benefit from exercise of stock options..............     5,812     17,715      3,577
   Acquisition of treasury stock...........................        --         --     (2,441)
   Short-term bank (repayments) borrowings.................    (7,775)       268      3,168
   Payments on long-term debt..............................      (279)      (275)      (277)
   Other...................................................         3         12        (18)
                                                             --------    -------   --------

     Net cash provided by financing activities.............     1,690     30,747      9,124

     Net (decrease) increase in cash.......................   (17,835)    91,926     (2,328)
Cash and cash equivalents, beginning of year...............   127,743      35,817    38,145
                                                             --------   ---------  --------
Cash and cash equivalents, end of year.....................  $109,908   $127,743    $35,817
                                                             ========   ========    =======

          See accompanying Notes to Consolidated Financial Statements.

                           TOMMY HILFIGER CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   Capital                   Unearned    Cumulative                Total
                                       Ordinary    in excess   Retained       stock      translation Treasury    shareholders'
                                         Shares    of par       earnings   compensation  adjustment    stock       equity
                                                     value

BALANCE, MARCH 31, 1994                    $346    $116,944     $44,900        ($490)        $15         --       $161,715
   Net income.........................                           40,715                                             40,715
   Ordinary shares obtained for
      treasury, 118,576 shares........                                                               ($2,441)       (2,441)
   Exercise of employee stock options.        6       4,148      (1,482)                               2,441         5,113
   Tax benefit from exercise of                       3,577                                                          3,577
      stock options...................
   Increase in value of proportionate
      interest in subsidiary..........                  190                                                           190
   Amortization of unearned stock
      compensation....................                                           140                                   140
   Translation adjustment.............                                                        15                       15
                                            ---       -----     -------        ------      ------      ------      --------

BALANCE, MARCH 31, 1995                     352     124,859      84,133         (350)         30          --       209,024
   Net income.........................                           61,500                                             61,500
   Exercise of employee stock options.       17      13,010                                                         13,027
   Tax benefit from exercise of                      17,715                                                         17,715
   stock options......................
   Amortization of unearned stock
      compensation....................                (290)                     350                                    60
   Translation adjustment.............                                                        12                       12
                                            ----    --------    -------        -----       -----       -----         -----

BALANCE, MARCH 31, 1996                     369     155,294     145,633           --          42          --       301,338
   Net income.........................                           86,382                                             86,382
   Exercise of employee stock options         3       3,926                                                          3,929
   Tax benefit from exercise of                       5,812                                                          5,812
      stock options...................
   Translation adjustment.............                                                         3                         3
                                           ----    --------    --------        -----       -----     -------      --------
BALANCE, MARCH 31, 1997                    $372    $165,032    $232,015           --       $  45          --      $397,464
                                           ====    ========    ========        =====       =====     =======      ========



                                       See accompanying Notes to Consolidated Financial Statements



                           TOMMY HILFIGER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Basis of Presentation

         The consolidated financial statements include the accounts of Tommy Hilfiger Corporation ("THC") and all majority-owned subsidiaries, including Tommy Hilfiger U.S.A., Inc. ("TH USA"), Tommy Hilfiger Licensing, Inc. ("THLI"), Tommy Hilfiger Retail, Inc. ("THR"), Tommy Hilfiger Flagship Stores, Inc., Tommy Hilfiger (Eastern Hemisphere) Limited ("THEH"), Tommy Hilfiger (HK) Limited ("THHK") and, through June 30, 1996, Tommy Hilfiger Nippon Co., Ltd. ("THN"), as well as THN's 49% interest in Tommy Hilfiger Japan Co., Ltd. ("TH Japan") (collectively "the Company").

(b)      Organization and Business

         THC was incorporated as a British Virgin Islands company in June 1992 and acts as a holding company for each of the following operating subsidiaries.

         TH USA designs and imports men's sportswear and boyswear for wholesale distribution under the trademark license agreement with THLI described below.

         THLI licenses the use of the TOMMY HILFIGER(R) trademarks to TH USA, THR and other affiliates and non affiliates. These agreements grant the licensee exclusive rights for use of the trademarks for specified products in specified geographical areas.

         THR commenced operations in April 1993 and as of March 31, 1997 operated 55 retail stores.

         THEH and THHK act as commissioned buying agents for TH USA, THR and certain other of THLI's licensees.

         THN was a 90% owned subsidiary and acted as a holding company for the Company's interest in TH Japan, a joint venture with Itochu, Ltd. TH Japan had licensed the rights to manufacture and distribute the majority of the Company's products in Japan from THLI and, in turn, sublicensed these rights to various Japanese companies. The joint venture terminated on June 30, 1996 and THN was dissolved in November 1996.

(c)      Basis of Consolidation

         All significant intercompany balances and transactions have been eliminated. The Company accounted for its interest in TH Japan on the equity basis.

(d)      Cash, and Cash Equivalents and Investments

         The Company considers all financial instruments purchased with original maturities of three months or less to be cash equivalents.

         Short-term investments include investments with an original maturity of greater than three months and a remaining maturity of less than one year. These investments are carried at market value and are classified as trading securities.

          In determining realized gains and losses, the cost of securities sold is based upon specific identification.

(e)      Inventories

         Inventories are valued at the lower of cost (weighted average method) or market.

(f)      Property and Equipment

         Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to twenty-five years. Leasehold improvements are amortized using the straight-line method over the lesser of the terms of the leases or the estimated useful lives of the assets. The Company's share of the cost of constructing in-store shop displays is capitalized and amortized using the straight-line method over their estimated useful lives. These costs are included in "Furniture and fixtures". Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred.

(g)      Income Taxes

         The Company has recorded its provision for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

(h)      Earnings Per Share and Share Equivalents

         In accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the Company is presenting net income per share on a "basic" and "diluted" basis. Basic earnings per share is computed using the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for dilutive common stock equivalents.

         The weighted average number of shares outstanding for basic earnings per share were 37,059,000, 35,767,000 and 34,963,000 during the years ended March 31, 1997, 1996 and 1995, respectively. For dilutive earnings per share, these amounts increased by 826,000, 1,474,000 and 1,383,000 during the years ended March 31, 1997, 1996 and 1995, respectively, due to potentially dilutive common stock equivalents issuable under the Company's stock option plans.

         During fiscal 1995, the Company announced that its Board of Directors approved a two-for-one stock split, effected in the form of a 100% stock dividend, payable to shareholders of record at the close of business on December 27, 1994. Earnings per share and share equivalents for all periods presented reflect the stock split.

(i)      Revenues

         Net revenues from wholesale product sales are recognized upon shipment of products to customers. Allowances for estimated returns and discounts are provided when sales are recorded. Retail store revenues are recognized at the time of sale. Licensing royalties and buying agency fees are recognized as earned.

         Net wholesale sales to major customers, based upon their ownership at March 31, 1997, as a percentage of total net wholesale sales for the three-year period ended March 31, 1997 were as follows:


                                      Fiscal Year Ended March 31,
                                      ---------------------------
                                1997             1996            1995
                                ----             ----            ----

          Customer A             23%              22%             22%
          Customer B             21%              21%             23%
          Customer C             16%              14%             14%

(j)      Foreign Currency Translation

         The consolidated financial statements of the Company are prepared in United States dollars as this is the currency of the primary economic environment in which the Company operates, and substantially all of its revenues are received and expenses are disbursed in United States dollars. The financial statements of non-United States entities are translated into United States dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Under this translation method, adjustments resulting from translating the financial statements of the non-United States entities are recorded in shareholders' equity.

(k)      Segment Information

         The Company is engaged in principally one industry segment, the design, importation and distribution of men's sportswear and childrenswear.

         Substantially all of the Company's net revenue and income from operations are derived from, and identifiable assets (other than the collateralized time deposits mentioned in Note 4 which are located in Hong Kong) are located in, the United States and, therefore, constitute foreign operations in that the Company is incorporated in the British Virgin Islands.

(l)      Fair Value of Financial Instruments

         The fair values of short-term borrowings and long-term debt approximate their carrying values as these financial instruments bear interest at variable market rates. The fair value of the Company's other monetary assets and liabilities approximate carrying value due to the relatively short-term nature of these items.

(m)      Advertising Costs

         Advertising costs are charged to operations when incurred and totaled $19,651,000, $7,929,000 and $7,358,000 during the years ended March 31, 1997,
1996 and 1995, respectively.

(n)      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - ACCOUNTS RECEIVABLE

         TH USA collects substantially all of its receivables through a credit company pursuant to an agreement whereby the credit company pays TH USA after the credit company receives payment from the Company's customer. If the customer becomes bankrupt or insolvent or the receivable becomes 120 days past due, the credit company pays TH USA 50% of the outstanding receivable. The credit company establishes maximum credit limits for each customer account. Substantially all accounts receivable are pledged as collateral under a bank financing agreement.

NOTE 3 - INVENTORIES

      Inventories are summarized as follows:

                                                           March 31,
                                                          ----------

                                                  1997                 1996
                                                  ----                 ----

      Finished goods....................       $122,237,000         $80,210,000
      Raw materials.....................          1,610,000           1,218,000
                                            ---------------       -------------
                                               $123,847,000         $81,428,000
                                            ===============       =============

NOTE 4 - CASH EQUIVALENTS AND INVESTMENTS

         Cash equivalents consist of collateralized time deposits and have original maturities of less than three months. As of March 31, 1997, cash equivalents in the Consolidated Balance Sheet include $94,520,000 of time deposits. At March 31, 1997, such investments are earning interest at rates ranging from 5.16% to 5.31%.

         Investment income is comprised of the following:

                                            Fiscal Year Ended March 31,

                                       1997           1996          1995
                                       ----           ----          ----

         Interest income.............$6,181,000    $5,712,000    $3,690,000
         Net realized losses.........        --            --      (473,000)
                                     ----------    -----------   ----------
         Investment income...........$6,181,000    $5,712,000    $3,217,000
                                     ==========    ==========    ==========




NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                              March 31,
                                                              ---------
                                                     1997               1996
                                                     ----               ----

          Furniture and fixtures................    $88,507,000      $55,880,000
          Leasehold improvements................     27,924,000       19,239,000
          Buildings and land....................     37,885,000        3,128,000
          Machinery and equipment...............     16,263,000        8,372,000
                                                   ------------      -----------
                                                    170,579,000       86,619,000
          Less: accumulated depreciation and
             amortization.......................     49,039,000       28,774,000
                                                   ------------      -----------
                                                   $121,540,000      $57,845,000
                                                   ============      ===========


NOTE 6 - SHORT-TERM BORROWINGS

         In July 1996, the Company entered into an amended and restated credit agreement (the "Credit Agreement") effective April 1, 1996. The Credit Agreement, which expires in June 1999, provides for direct borrowings, bankers acceptances and letters of credit of amounts ranging from $100,000,000 in fiscal 1997 to $150,000,000 in fiscal 1999. Available borrowings under the Credit Agreement are subject to the timed increase of availability under the Credit Agreement and are based upon eligible accounts receivable, inventory and open letters of credit. As of March 31, 1997, $100,000,000 was available for utilization under the Credit Agreement, of which $66,822,000 had been used to open letters of credit. Obligations under the Credit Agreement are collateralized by substantially all the assets of the Company's U.S. operations. Direct borrowings under the Credit Agreement, which are limited to $60,000,000, accrue interest at varying interest rates.

         At March 31, 1997, total short-term borrowings of $5,980,000 consisted of open letters of credit for inventory purchased of $5,705,000 and the current portion of mortgage debt payable of $275,000.

         The Credit Agreement contains various covenants. Among other matters, the Credit Agreement includes certain restrictions upon capital expenditures, investments, indebtedness, loans and advances and transactions with related parties. In addition, the Credit Agreement prohibits certain of the Company's operating subsidiaries, which are borrowers or guarantors under the Credit Agreement, from paying dividends. Because THC is a holding company, dividends or other advances from its subsidiaries will be required to fund any cash dividends to holders of Ordinary Shares. The Credit Agreement also requires the maintenance of minimum tangible net worth and interest coverage ratios.

         The Company was in compliance with all covenants under the Credit Agreement as of, and for the year ended, March 31, 1997.


NOTE 7 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accrued expenses and other current liabilities are comprised of the following:

                                                            March 31,
                                                            ---------
                                                     1997             1996
                                                     ----             ----


            Accrued compensation.................   $15,734,000    $12,393,000
            Accrued marketing....................     6,369,000      1,576,000
            Other................................    27,607,000     15,440,000
                                                    -----------    -----------
                                                    $49,710,000    $29,409,000
                                                    ===========    ===========

NOTE 8 - LONG-TERM DEBT

         In connection with the purchase of real estate, THEH obtained a ten-year, $2,746,000 mortgage. The debt, payable in equal quarterly installments through August 2003, is secured by the property and accrues interest at the Hong Kong prime lending rate, which was 8.5% at March 31, 1997.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

(a)      Leases

         The Company leases office, warehouse and showroom space, retail stores and office equipment under operating leases which expire not later than 2023. The Company normalizes fixed escalations in rental expense under its operating leases. Minimum annual rentals under non-cancelable operating leases, excluding operating cost escalations and contingent rental amounts based upon retail sales, are payable as follows:

         Fiscal Year Ending March 31,
         ----------------------------

                1998..........................    $8,753,000
                1999..........................    10,635,000
                2000..........................    10,440,000
                2001..........................     8,402,000
                2002..........................     7,169,000
                Thereafter....................    50,687,000

         Rent expense was $8,911,000, $5,768,000 and $2,282,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

(b)      Letters of credit

         TH USA is contingently liable for unexpired bank letters of credit at March 31, 1997 of $57,061,000 related to commitments for the purchase of inventories and $4,056,000 related to leases.

(c)      Commitments

         At March 31, 1997, the Company had entered into capital commitments primarily related to construction projects of approximately $14,000,000.

(d)      Legal matters

         The Company is from time to time involved in routine legal matters incidental to its business. In the opinion of the Company, based on advice of counsel, the resolution of such matters will not have a material effect on the financial position or the results of operations of the Company.


NOTE 10 - INCOME TAXES

         The components of the provision for income taxes are as follows:

                                            Fiscal Year Ended March 31,
                                            ---------------------------
                                      1997            1996           1995
                                      ----            ----           ----
Current:
     U.S. Federal...............   $39,276,000     $29,100,000     $18,516,000
     State and Local............     6,688,000       6,238,000       3,693,000
     Non-U.S....................     3,330,000       1,849,000       1,378,000
                                   -----------     -----------     -----------
                                    49,294,000      37,187,000      23,587,000
                                   -----------     -----------     -----------

Deferred:
     U.S. Federal...............    (3,724,000)     (4,940,000)       (664,000)
     State and Local............      (737,000)     (1,347,000)       (183,000)
     Non-U.S....................        33,000              --           2,000
                                   -----------     -----------     -----------
                                    (4,428,000)     (6,287,000)       (845,000)
                                   -----------     -----------     -----------
Provision for income taxes......   $44,866,000     $30,900,000     $22,742,000
                                   ===========     ===========     ===========

         Significant components of the Company's deferred tax assets are summarized as follows:

                                                           March 31,
                                                           ---------
                                                    1997               1996
                                                    ----               ----
Deferred tax assets - current:
     Inventory costs.....................        $5,054,000         $3,457,000
     Allowances for doubtful accounts
           and sales discounts...........         2,415,000          3,191,000
     Accrued compensation................         1,580,000                 --
     Other items, net....................         3,070,000          1,464,000
                                              -------------      -------------
                                                 12,119,000          8,112,000
Deferred tax assets - non-current:
     Depreciation and amortization.......         2,335,000          1,914,000
                                               ------------      -------------
Total deferred tax assets................       $14,454,000        $10,026,000
                                                ===========        ===========

         The U.S. and non-U.S. components of income before income taxes are as follows:

                                          Fiscal Year Ended March 31,
                                          ---------------------------
                                   1997                1996            1995
                                   ----                ----            ----
U.S. .....................      $104,671,000       $71,606,000      $51,789,000
Non-U.S...................        26,577,000        20,794,000       11,668,000
                                ------------      ------------      -----------
                                $131,248,000       $92,400,000      $63,457,000
                                ============       ===========      ===========

         The provision for income taxes differs from the amounts computed by applying the applicable U.S. federal statutory rates to income before taxes as follows:

                                                  Fiscal Year Ended March 31,
                                                  ---------------------------
                                           1997          1996          1995
                                          -----         -----         ------
Provision for income taxes at the
     U.S. federal statutory rate.....  $45,937,000   $32,340,000    $22,210,000
State and local income taxes, net of
     federal benefits................    3,868,000     3,179,000      2,281,000
Non-U.S. income taxed at different
     rates...........................   (6,350,000)   (5,612,000)    (2,821,000)
Other................................    1,411,000       993,000      1,072,000
                                       -----------   -----------    -----------
Provision for income taxes...........  $44,866,000   $30,900,000    $22,742,000
                                       ===========   ===========    ===========

         THC is not taxed on income in the British Virgin Islands ("BVI") where it is incorporated. THC's subsidiaries are subject to taxation in the jurisdictions in which they operate.
         Provision has not been made for taxes on undistributed non-BVI, non-U.S. earnings of $121,642,000 at March 31, 1997, as those earnings will continue to be reinvested. As a result of various tax planning strategies available to the Company, it is not practical to estimate the amount of tax, if any, that might be payable on the eventual remittance of such earnings.

NOTE 11 - RELATED PARTIES

         Effective February 1, 1997, the Company entered into a licensing agreement with Pepe Jeans London Corporation ("Pepe") to distribute the Company's men's and boys sportswear (excluding jeanswear and jeans related apparel) throughout the European market. Under this agreement, the licensee pays THLI a royalty based on a percentage of the value of licensed products sold by Pepe. Except with the approval of THLI, all products sold by or through Pepe must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. The distribution of products under this arrangement is expected to begin in Fall 1997.

         Effective June 30, 1996, the Company's joint venture arrangement with TH Japan covering the Company's Japanese operations expired. Effective July 1, 1996, the Company entered into an exclusive license agreement for Japan with Novel-ITC Licensing Limited ("NIL"), a related party. Under the license agreement, NIL pays THLI a royalty based on a percentage of the value of licensed products sold by NIL's sublicensee. Except with the approval of THLI, all products sold by or through NIL or its sublicensee must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to this new arrangement, royalties and commissions totaled $2,745,000 during fiscal 1997. Pursuant to the prior arrangement, royalties and commissions totaled $488,000 in fiscal 1997, $1,939,000 in fiscal 1996 and $1,222,000 in fiscal 1995.

         Effective October 1, 1995, the Company entered into a license agreement with a related party, AIHL Investment Group Limited (formerly SEL International Investments Corp.) ("AIHL"), the parent of Pepe, for the manufacture, sale and distribution of men's, women's and girls' jeanswear and jeans related apparel (which includes women's and girls' casualwear) bearing the TOMMY HILFIGER(R) registered trademarks. Other assets in the Consolidated Balance Sheet include a non-interest bearing note receivable from AIHL in connection with this transaction. The note, which has a face value of $5,000,000, and is due on September 30, 2000, is recorded at its present value of $3,735,000 at March 31, 1997 and $2,874,000 at March 31, 1996. Under this license agreement, the Company receives royalties from subsidiaries of Pepe based upon a percentage of net sales of licensed products. The fiscal 1997 and 1996 results of operations include $9,963,000 and $1,915,000 of such royalties. Net sales included in the Consolidated Statements of Operations for these licensed products prior to this agreement were $12,370,000 in fiscal 1996 and $9,104,000 in fiscal 1995. In addition, in connection with this license, a subsidiary of Pepe leases certain space at the Company's U.S. headquarters, for which rent of $214,000 was received by the Company in fiscal 1997.

         In June 1994, the Company granted a director of the Company an option to purchase a 10% equity interest in THR in connection with entering into an employment agreement with

THR. In July 1994, this option was exercised at $193,000, an exercise price equal to 10% of the fair market value of THR as determined by an independent appraisal. As a result of this transaction, the value of the Company's proportionate interest in THR increased by $190,000. During March 1996, in connection with the termination of the director's employment, the Company repurchased this equity interest for its fair value of $1,800,000.

         TH USA purchases finished goods in the ordinary course of business from affiliated companies. Such purchases amounted to $9,852,000, $10,970,000 and $12,092,000 during the fiscal years ended March 31, 1997, 1996 and 1995, respectively. In addition, contractors of the Company purchased raw materials in the ordinary course of business from affiliates of the Company. Such purchases amounted to $5,811,000, $7,910,000 and $2,977,000 during the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

         THEH has entered into a buying agency agreement with a Canadian licensee, in which one of the Company's directors has an indirect beneficial ownership interest. Under this agreement, THEH receives commissions based on a percentage of the cost of goods sourced on behalf of the licensee. THLI receives a royalty from the licensee based upon a percentage of net sales of licensed products. Results of operations include $2,378,000, $1,667,000 and $861,000 for the years ended March 31, 1997, 1996 and 1995, respectively, for commissions and royalties received from this licensee.

         TH USA sells merchandise in the ordinary course of business to a retail store that is owned by a relative of a director of the Company. Sales to this customer amounted to approximately $435,000, $397,000 and $405,000 during the years ended March 31, 1997, 1996 and 1995, respectively.

         THEH has two consulting agreements with affiliates. THEH paid fees of $875,000 in fiscal 1997 and $375,000 in each of fiscal 1996 and 1995 to such affiliates.

         TH USA had a consulting agreement with an affiliate. The fees and related expenses under this consulting agreement totaled $619,000 and $637,000 during the years ended March 31, 1996 and 1995, respectively.

         During the year ended March 31, 1995, TH USA incurred expenses of $1,000,000 for the sponsorship of an auto racing team, in which an affiliate of a director owned an indirect minority interest. The Company did not renew this sponsorship subsequent to fiscal 1995.

         Under the terms of an agreement with an affiliate, THHK reimburses the affiliate for certain general and administrative expenses incurred by the affiliate on behalf of THHK. Payments made to the affiliate for the years ended March 31, 1997, 1996 and 1995 were $58,000, $114,000 and $87,000, respectively.

NOTE 12 - PROFIT SHARING PLAN

         TH USA maintains employee savings plans for eligible U.S. employees. TH USA's contributions to the plans are discretionary with matching contributions of up to 50% of employee contributions of up to 5% of employee compensation. For the years ended March 31, 1997, 1996 and 1995, the Company made plan contributions of $345,000, $271,000 and $181,000, respectively.

NOTE 13 - UNEARNED STOCK COMPENSATION

         Unearned stock compensation associated with a former key employee of TH USA was eliminated in 1996 in connection with the termination of such employment. The balance of the unearned stock compensation was recorded as a reduction of Capital In Excess of Par Value.


NOTE 14 - STOCK OPTION PLANS

         In September 1992, the Company and its subsidiaries adopted stock option plans (the "Plans") authorizing the issuance of an aggregate of up to 1,450,000 Ordinary Shares to directors, officers and employees of the Company, as well as 1,520,000 Ordinary Shares reserved for issuance in connection with an option granted to a former officer of the Company pursuant to his employment agreement. The remaining unexercised options granted under the terms of the officer's employment agreement were exercised during fiscal 1996. In December 1993, July 1995 and November 1996, a total of 2,500,000 Ordinary Shares of THC were authorized and reserved for issuance to directors, officers and employees of the Company, under the Plans. In August 1994, the Board of Directors and shareholders of the Company approved the Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Under the Directors Option Plan, directors who are not officers or employees of the Company are eligible to receive stock option grants. The total number of Ordinary Shares for which options may be granted under the Directors Option Plan may not exceed 200,000 Ordinary Shares in the aggregate, subject to certain adjustments.

         Transactions involving the Plans and the Directors Option Plan are summarized as follows:

                                                                Weighted Average
                                                                    Exercise
                                               Option Shares     Price Per Share
                                               -------------    ----------------
Outstanding as of April 1, 1994                  3,110,500             $8.31

Granted......................................      256,000            $18.79
Exercised....................................     (663,776)            $7.67
Canceled.....................................     (154,700)           $15.92
                                                ----------
Outstanding as of March 31, 1995                 2,548,024             $9.37

Granted......................................      793,400            $29.50
Exercised....................................   (1,654,724)            $7.86
Canceled.....................................      (85,100)           $18.09
                                                ----------
Outstanding as of March 31, 1996                 1,601,600            $20.10

Granted......................................      708,300            $48.20
Exercised....................................     (369,605)           $10.64
Canceled.....................................      (51,725)           $39.56
                                                ----------
Outstanding as of March 31, 1997                 1,888,570            $31.26
                                                 =========


The following table summarizes information concerning currently outstanding and exercisable options:

                              Options Outstanding                Options Exercisable
                       ------------------------------------  ---------------------------

                                  Weighted
                                   Average      Weighted                      Weighted
                                  Remaining      Average                       Average
Range of Exercise      Number     Contractual   Exercise       Number         Exercise
    Prices           Outstanding      Life        Price     Exercisable        Price
------------------  ------------- -----------  -----------  -------------    ------------
$7.50-$15.00           328,320        5.70        $8.97         115,820          $7.95

$17.63-$22.00          300,450        7.60       $20.03          22,900         $19.76

$26.75-$30.25          590,800        8.48       $30.22         151,800         $30.25

$44.25-$58.50          669,000        9.22       $48.23              --             --
                       -------        ----       ------         -------         ------

$7.50-$58.50         1,888,570        8.11       $31.26         290,520         $20.53
                     =========        ====       ======         =======         ======

         Options vest over periods ranging from 1-6 years. The exercise price of all options granted under the Plans and the Directors Option Plan is the market price on the dates of grant.


         The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock awards. Accordingly, no compensation expense has been recognized for stock options. Had compensation cost been recorded based upon the fair value at the grant dates as an alternative provided by SFAS No. 123, "Accounting for Stock Based Compensation", the Company's net income and earnings per share (basic and diluted) would have been reduced by approximately $2,998,000 and $.08, respectively, in 1997 and $2,131,000 and $.06, respectively, in 1996. These amounts are for disclosure purposes only and may not be representative of future calculations since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair values of options granted was estimated at $22.33 in 1997 and $13.72 in 1996 on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: volatility of 40% and 42%; risk free interest rate of 6.1% and 6.3%; expected life of 5.7 years and 5.6 years; and no future dividends.

NOTE 15 - STATEMENTS OF CASH FLOWS

                                             Fiscal Year Ended March 31,
                                             ---------------------------
                                           1997         1996            1995
                                           ----         ----            ----
Supplemental disclosure of cash
flow information:
    Cash paid during the year:
         Interest                       $930,000     $1,382,000    $    515,000
                                        ========     ==========    ============
         Income taxes                $34,559,000    $24,428,000     $21,665,000
                                     ===========    ===========     ===========


NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)
                                  First          Second         Third         Fourth
                                 Quarter        Quarter        Quarter        Quarter
                                 -------        -------        -------        -------
1997
----
Net revenue...................  $124,129,000  $178,907,000   $188,199,000  $170,453,000
Gross profit..................    58,119,000    86,931,000     90,231,000    81,523,000
Net income....................    12,578,000    24,090,000     27,397,000    22,317,000
Earnings per share
   Basic......................           .34           .65            .74           .60
   Diluted....................           .34           .63            .72           .59


1996
----
Net revenue...................  $89,522,000   $131,965,000   $130,501,000  $126,143,000
Gross profit..................   40,076,000     60,172,000     58,663,000    60,801,000
Net income....................    7,789,000     18,204,000     17,585,000    17,922,000
Earnings per share
   Basic......................          .22            .51            .49           .50
   Diluted....................          .21            .49            .47           .48


         The quarterly financial data for the years ended March 31, 1997 and 1996 are unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary to present such data fairly.

NOTE 17 - SUMMARIZED FINANCIAL INFORMATION

The following presents summarized financial information of TH USA, a wholly owned subsidiary of the Company, as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997.

                                                    As of March 31,
                                                   ----------------
                                             1997                       1996
                                             ----                       ----
Current assets                            $247,070,000              $175,626,000
Noncurrent assets                          128,506,000                66,284,000
Current liability due to THC                26,740,000                17,680,000
Other current liabilities                   57,617,000                49,072,000
Noncurrent liability due to THC            168,651,000               105,038,000
Other noncurrent liabilities                 2,366,000                 2,874,000


                                            For the year ended March 31,
                                           ------------------------------
                                     1997             1996              1995
                                     ----             ----              ----
Net revenue                      $656,526,000      $473,322,000     $318,952,000
Gross profit                      304,420,000       207,314,000      139,648,000
Net income                         52,956,000        11,574,000       22,300,000